Exhibit 99.1

  MRC Global Announces Third Quarter 2025 Results

Houston, TX – November 5, 2025 – MRC Global Inc. (NYSE: MRC) today announced third quarter 2025 results from continuing operations.

Third Quarter 2025 Financial Highlights:

●	Sales of $678 million, a 15% decrease compared to the second quarter of 2025
●	Gross profit, as a percentage of sales, of 18.4%
●	Adjusted Gross Profit, as a percentage of sales, of 21.8%
●	Net loss from continuing operations of $9 million
●	Adjusted EBITDA of $36 million, or 5.3% of sales
●	Revenue backlog of $571 million, an increase of 4% compared to the same period last year (a 21% year-on-year increase in the U.S. segment backlog)

Rob Saltiel, MRC Global’s President and CEO, commented, “The implementation of our new enterprise resource planning (ERP) system in our U.S. segment encountered significant challenges that adversely impacted our revenues, profitability, and cash flows, during the third quarter. We deployed extensive resources to ensure that customer service levels were maintained and that business operations could function as we addressed the system issues. I am pleased to report that our financial and operations performance improved dramatically by the end of our third quarter and that this more normalized performance has continued throughout the month of October. We greatly appreciate the patience of our customers and the hard work by the entire MRC Global team during this system transition.”

Kelly Youngblood, Executive Vice President and Chief Financial Officer, added, “The unexpected revenue shortfall in the third quarter resulting from the new U.S. ERP system implementation was a one-time isolated event. Due to delays in shipments and invoicing, our U.S. backlog grew in the third quarter compared to the same quarter last year, bucking the normal seasonal trend. We expect that future quarters will release this backlog growth to revenue, and we anticipate mid-to-high single-digit percentage revenue growth sequentially for the entire company in the fourth quarter of 2025. As our invoicing returns to normalized levels, we expect an improved cash flow outlook for 2026.”

Mr. Saltiel continued, “We look forward to closing our merger with DNOW Inc., as this will be transformational for MRC Global. The combination will create a premier energy and industrial solutions provider with expanded capabilities and scale. Our customers will benefit from a broader portfolio of innovative offerings, our team members will enjoy greater career opportunities, and our investors will gain exposure to a larger, more diversified, and more efficient enterprise."

Net loss from continuing operations for the third quarter of 2025 was ($9) million, as compared to net income from continuing operations of $29 million in the third quarter of 2024. Adjusted net income from continuing operations for the third quarter of 2025 and the third quarter of 2024 was $11 million and $24 million, respectively.

Adjusted Net Income (Loss) from Continuing Operations, Adjusted Net Income Attributable to Common Stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Gross Profit margin, Net Debt, Net Debt Leverage Ratio, and Adjusted Selling, General and Administrative (SG&A) expense are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Net loss attributable to common stockholders for the third quarter of 2025 was ($9) million, or ($0.11) per diluted share, as compared to net income attributable to common stockholders of $23 million, or $0.27 per diluted share, for the third quarter of 2024. Adjusted net income attributable to common stockholders for the third quarter of 2025 was $11 million, or $0.13 per diluted share, as compared to the third quarter of 2024 adjusted net income attributable to common stockholders of $17 million, or $0.20 per diluted share.

MRC Global’s third quarter of 2025 gross profit was $125 million, or 18.4% of sales, as compared to the third quarter of 2024 gross profit of $157 million, or 20.4% of sales. Gross profit for each of the third quarter 2025 and 2024 includes $13 million of expense and $6 million of income, respectively, in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $148 million, or 21.8% of sales, for the third quarter of 2025 and was $162 million, or 21.0% of sales, for the third quarter of 2024.

Selling, general and administrative (SG&A) expenses were $128 million, or 18.9% of sales, for the third quarter of 2025, as compared to $120 million, or 15.6% of sales, for the same period in 2024. Adjusted SG&A for the third quarter of 2025 was $116 million, or 17.1% of sales, which excluded $6 million of other non-recurring legal and consulting costs related to the pending DNOW–MRC Global merger and $6 million of ERP system implementation costs. Adjusted SG&A for the third quarter of 2024 was $120 million, or 15.6% of sales.

Adjusted EBITDA was $36 million, or 5.3% of sales, in the third quarter of 2025 as compared to $47 million, or 6.1% of sales, for the same period in 2024.

An income tax benefit of $4 million was recorded in the third quarter of 2025, with an effective tax rate of 31%, as compared to an income tax expense of $3 million, with an effective tax rate of 9%, for the third quarter of 2024. These rates differ from the U.S. federal statutory rate of 21% due to state income taxes, non-deductible expenses, and varying foreign income tax rates. In addition, the effective tax rate for the three months ended September 30, 2025, increased due to a loss before tax and the impact of discrete tax benefits.

The sale of the Canada business closed on March 14, 2025, the results of which are reflected in discontinued operations for all periods presented.

Sales

The company’s sales were $678 million for the third quarter of 2025, which was 12% lower than the third quarter of 2024 and 15% lower than the second quarter of 2025. Compared to the same quarter a year ago, the International segment was up modestly but offset by a decline in the U.S. segment. Sequentially, the company’s sales decrease was across all sectors. Both comparative periods were negatively impacted by operational challenges related to the U.S. ERP system implementation in the third quarter.

Sales by Segment

U.S. sales in the third quarter of 2025 were $550 million, a $94 million, or 15%, decrease from the same quarter in 2024. All sectors experienced a decline primarily driven by the negative impact of operational challenges related to our ERP system implementation. The Production, Transmission, and Infrastructure (PTI) sector sales decreased by $54 million, or 30%, due to a combination of ERP disruption and reduced upstream activity from lower commodity prices. Downstream, Industrial and Energy Transition (DIET) sector sales decreased $39 million, or 23%, due to a combination of ERP disruption and postponed or canceled projects from tariff-induced higher steel costs, as well as activity declines in the chemical and refining markets. The Gas Utilities sector revenue decreased $1 million.

Sequentially, compared to the second quarter of 2025, U.S. sales decreased $108 million, or 16%. All sectors experienced a decline primarily driven by the negative impact of operational challenges related to our ERP system implementation. The U.S. PTI sector sales fell $70 million, or 36%, and were also negatively influenced by reduced upstream activity due to lower commodity prices. The U.S. DIET sector sales declined by $31 million, or 19%, and were also negatively impacted by canceled or delayed projects. The U.S. Gas Utilities sector sales decreased $7 million, or 2%, the least of all sectors, as the market fundamentals remained robust, offsetting some of the ERP disruption during the quarter.

International sales reached $128 million in the third quarter of 2025, an increase of $1 million, or 1%, compared to the same period in 2024. The modest year-over-year growth was driven by the PTI sector, primarily for North Sea project activity.

Sequentially, International sales decreased $12 million, or 9%, from the previous quarter, as growth in the DIET sector, led by projects in Norway, was offset by declines in the PTI sector in Norway and the Middle East.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S.-based, were $292 million in the third quarter of 2025, or 43% of total sales, a decrease of $1 million from the third quarter of 2024.

Sequentially, compared to the second quarter of 2025, the Gas Utilities sector sales decreased $7 million, or 2%.

DIET sector sales in the third quarter of 2025 were $199 million, or 29% of total sales, a decrease of $40 million, or 17%, from the third quarter of 2024, primarily due to the U.S. segment.

Sequentially, compared to the previous quarter, DIET sector sales were down $24 million, or 11%, due to declines in the U.S. segment, partially offset by an increase in the International segment.

PTI sector sales in the third quarter of 2025 were $187 million, or 28% of total sales, a decrease of $52 million, or 22%, from the third quarter of 2024. The decrease in PTI sector sales was driven by the U.S. segment, partially offset by the International segment.

Sequentially, as compared to the prior quarter, PTI sector sales decreased $89 million, or 32%, primarily due to the U.S. segment, followed by the International segment.

Backlog

As of September 30, 2025, the company's backlog was $571 million, a 3% decrease from the previous quarter, but an increase of 4% compared to the same period last year. The U.S. segment backlog is up 21% compared to the same period last year, supporting a sales increase in the fourth quarter as operational levels normalize from the ERP challenges experienced during the third quarter.

Balance Sheet and Cash Flow

As of September 30, 2025, the cash balance was $59 million, long-term debt (including current portion) was $476 million, and Net Debt was $417 million. Cash used in continuing operations was $36 million in the third quarter of 2025. As of September 30, 2025, availability under the company’s asset-based lending facility was $477 million, and liquidity was $536 million. Debt and operating cash flow were both negatively impacted by the ERP system implementation challenges experienced in the third quarter. However, these are expected to resolve as collections continue to normalize in subsequent quarters.

Share Repurchase Program

In January 2025, the board of directors authorized a share repurchase program for common stock up to $125 million. During the second quarter of 2025, the company purchased $15 million of its common stock at an average price of $12.35 per share. The common shares outstanding as of September 30, 2025, were 84.9 million shares.

Due to the pending combination, the share repurchase program has been suspended.

Agreement to Combine with DNOW

On June 26, 2025, DNOW Inc. (NYSE: DNOW) and MRC Global jointly announced a definitive merger agreement under which DNOW will acquire MRC Global in an all-stock transaction. The transaction was unanimously approved by both the DNOW and MRC Global boards of directors. The transaction is subject to other customary closing conditions. It is currently anticipated that the transaction closing will occur in the fourth quarter of 2025.

Given the pending combination with DNOW, we will not host a conference call or webcast to discuss our third quarter 2025 results.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of approximately 200 locations, including valve and engineering centers. The company’s unmatched quality assurance program offers approximately 200,000 SKUs from over 7,100 suppliers, simplifying the supply chain for over 8,300 customers. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “anticipating,” “intend,” “believes,” “on-track,” “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements, including, for example, statements about the merger (as defined below), future events, plans and anticipated results of the operations, business strategies, the anticipated benefits of the merger, the anticipated impact of the merger on the combined company's business and future financial operating results, the expected amount and timing of synergies from the merger, the anticipated closing date for the merger.

Statements about the DNOW-MRC Global merger (the “merger”), future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the merger, the anticipated impact of the merger on the combined company’s business and future financial operating results, the expected amount and timing of synergies from the merger, the anticipated closing date for the merger, the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, adjusted EBITDA margin, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) the risk associated with the timing of the closing of the merger, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all or the failure of the transaction to close for any other reason or to close on the anticipated terms; the effect of the announcement, pendency or completion of the merger on our business relationships and business operations generally; the risk that the expected benefits and synergies of the merger may not be fully achieved in a timely manner, or at all; decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to changing laws and regulations including trade policies and tariffs; and the potential share price volatility and costs incurred in response to any shareholder activism campaigns.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investors page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

No Offer or Solicitation

This document is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It

In connection with the merger, DNOW filed with the SEC a registration statement on Form S-4 that includes a definitive joint proxy statement of DNOW and MRC Global that also constitutes a prospectus of DNOW common shares to be offered in the merger. Each of DNOW and MRC Global may also file other relevant documents with the SEC regarding the merger. This document is not a substitute for the prospectus or registration statement or any other document that DNOW or MRC Global may file with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.

Investors and security holders are able to obtain free copies of the registration statement and definitive joint proxy statement/prospectus and other documents containing important information about MRC Global, DNOW and the merger, once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by MRC Global will be available free of charge on MRC Global’s website at https://investor.mrcglobal.com/ or by contacting MRC Global’s Investor Relations Department by email at Investor.Relations@mrcglobal.com or by phone at (832) 308-2847. Copies of the documents filed with the SEC by DNOW will be available free of charge on DNOW’s website at https://ir.dnow.com/ or by contacting DNOW’s Investor Relations Department by email at ir@dnow.com or by phone at (281) 823-4006.

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash	$59	$63
Accounts receivable, net	473	378
Inventories, net	523	415
Other current assets	49	29
Current assets of discontinued operations	1	36
Total current assets	1,105	921

Long-term assets:
Operating lease assets	160	170
Property, plant and equipment, net	100	89
Other assets	36	37

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	130	143
Total assets	$1,795	$1,624

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$433	$329
Accrued expenses and other current liabilities	119	124
Operating lease liabilities	31	31
Current portion of debt obligations	4	3
Current liabilities of discontinued operations	1	21
Total current liabilities	588	508

Long-term liabilities:
Long-term debt	472	384
Operating lease liabilities	141	153
Deferred income taxes	35	35
Other liabilities	28	28

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 110,424,832 and 109,460,293 issued, respectively	1	1
Additional paid-in capital	1,785	1,779
Retained deficit	(670)	(652)
Less: Treasury stock at cost: 25,433,286 and 24,216,330 shares, respectively	(390)	(375)
Accumulated other comprehensive loss	(195)	(237)
Total stockholders' equity	531	516
Total liabilities and stockholders' equity	$1,795	$1,624

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Sales	$678	$771	$2,188	$2,347
Cost of sales	553	614	1,770	1,862
Gross profit	125	157	418	485

Selling, general and administrative expenses	128	120	382	362
Operating (loss) income	(3)	37	36	123

Other (expense) income:
Interest expense	(10)	(4)	(29)	(19)
Other, net	—	(1)	7	(2)

(Loss) income from continuing operations before income taxes	(13)	32	14	102
Income tax (benefit) expense from continuing operations	(4)	3	2	23
Net (loss) income from continuing operations	(9)	29	12	79
Loss from discontinued operations, net of tax	—	—	(30)	(1)
Net (loss) income	(9)	29	(18)	78
Series A preferred stock dividends	—	6	—	18
Net (loss) income attributable to common stockholders	$(9)	$23	$(18)	$60

Basic (loss) earnings per common share:
(Loss) income from continued operations	$(0.11)	$0.27	$0.14	$0.72
Loss from discontinued operations	—	—	(0.35)	(0.01)
Basic (loss) earnings per common share	$(0.11)	$0.27	$(0.21)	$0.71

Diluted (loss) earnings per common share:
(Loss) income from continued operations	$(0.11)	$0.27	$0.14	$0.71
Loss from discontinued operations	—	—	(0.35)	(0.01)
Diluted (loss) earnings per common share	$(0.11)	$0.27	$(0.21)	$0.70

Weighted-average common shares, basic	84.5	85.2	85.2	85.0
Weighted-average common shares, diluted	84.5	86.2	85.2	86.2

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2025	2024

Operating activities
Net income	$12	$79
Adjustments to reconcile net income from continuing operations to net cash (used in) provided by continuing operations:
Depreciation and amortization	18	16
Amortization of intangibles	13	15
Equity-based compensation expense	12	11
Deferred income tax (benefit)	(2)	(6)
Increase (decrease) in LIFO reserve	24	(4)
Other non-cash items	(1)	8
Changes in operating assets and liabilities:
Accounts receivable	(84)	(41)
Inventories	(129)	88
Other current assets	(6)	(3)
Accounts payable	102	31
Accrued expenses and other current liabilities	(20)	1
Operating cash flows from continuing operations	(61)	195
Operating cash flows from discontinued operations	(6)	2
Net cash (used in) provided by operating activities	(67)	197

Investing activities
Purchases of property, plant and equipment	(30)	(23)
Other investing activities	5	1
Investing cash flows from continuing operations	(25)	(22)
Investing cash flows from discontinued operations	18	—
Net cash used in investing activities	(7)	(22)

Financing activities
Payments on revolving credit facilities	(504)	(276)
Proceeds from revolving credit facilities	595	352
Payments on debt obligations	(2)	(295)
Debt issuance costs paid	(1)	—
Dividends paid on preferred stock	—	(18)
Repurchases of common stock	(15)	—
Repurchases of shares to satisfy tax withholdings	(7)	(5)
Other financing activities	(1)	—
Financing cash flows from continuing operations	65	(242)
Financing cash flows from discontinued operations	—	—
Net cash provided by (used in) financing activities	65	(242)

Decrease in cash	(9)	(67)
Effect of foreign exchange rate on cash	5	(2)
Cash -- beginning of period	63	131
Cash -- end of period	$59	$62

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
September 30,
	U.S.	International	Total
2025
Gas Utilities	$292	$—	$292
DIET	131	68	199
PTI	127	60	187
	$550	$128	$678
2024
Gas Utilities	$293	$—	$293
DIET	170	69	239
PTI	181	58	239
	$644	$127	$771

Nine Months Ended
September 30,
	U.S.	International	Total
2025
Gas Utilities	$864	$—	$864
DIET	455	187	642
PTI	480	202	682
	$1,799	$389	$2,188
2024
Gas Utilities	$845	$—	$845
DIET	560	202	762
PTI	583	157	740
	$1,988	$359	$2,347

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2025	2024	2025	2024
Line Pipe	$79	$99	$245	$337
Carbon Fittings and Flanges	80	96	276	294
Total Carbon Pipe, Fittings and Flanges	159	195	521	631
Valves, Automation, Measurement and Instrumentation	252	275	823	838
Gas Products	198	193	594	573
Stainless Steel and Alloy Pipe and Fittings	26	51	100	124
General Products	43	57	150	181
	$678	$771	$2,188	$2,347

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2025	of Revenue	2024	of Revenue

Gross profit, as reported	$125	18.4%	$157	20.4%
Depreciation and amortization	6	0.9%	6	0.8%
Amortization of intangibles	4	0.6%	5	0.6%
Increase (decrease) in LIFO reserve	13	1.9%	(6)	(0.8)%
Adjusted Gross Profit	$148	21.8%	$162	21.0%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2025	of Revenue	2024	of Revenue

Gross profit, as reported	$418	19.1%	$485	20.7%
Depreciation and amortization	18	0.8%	16	0.7%
Amortization of intangibles	13	0.6%	15	0.6%
Increase (decrease) in LIFO reserve	24	1.1%	(4)	(0.2)%
Adjusted Gross Profit	$473	21.6%	$512	21.8%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon which costing method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses (SG&A) to Adjusted SG&A (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

Selling, general and administrative expenses	$128	$120	$382	$362
Facility closures (1)	—	—	—	(1)
Internal control remediation (2)	—	—	(2)	—
ERP system implementation	(6)	—	(6)	—
Non-recurring other legal and consulting costs (3)	(6)	—	(13)	—
Activism response legal and consulting costs	—	—	—	(4)
Adjusted Selling, general and administrative expenses	$116	$120	$361	$357

Notes to above:

(1)	Charge (pre-tax) associated with a facility closure in our International segment.
(2)	Charges (pre-tax) for personnel expenses and professional fees related to the company's internal control remediation efforts.
(3)	Charges (pre-tax) associated with the pending DNOW–MRC Global merger.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, restructuring expenses and other unusual items. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

Net (loss) income	$(9)	$29	$(18)	$78
Loss from discontinued operations, net of tax	—	—	30	1
Net (loss) income from continuing operations	(9)	29	12	79
Income tax (benefit) expense	(4)	3	2	23
Interest expense	10	4	29	19
Depreciation and amortization	6	6	18	16
Amortization of intangibles	4	5	13	15
Facility closures (1)	—	—	—	1
Increase (decrease) in LIFO reserve	13	(6)	24	(4)
Equity-based compensation expense (2)	4	4	12	11
Internal control remediation (3)	—	—	2	—
ERP system implementation	6	—	6	—
Non-recurring other legal and consulting costs (4)	6	—	13	—
Activism response legal and consulting costs	—	—	—	4
Write off of debt issuance costs	—	—	—	1
Asset disposal (5)	—	—	(3)	1
Foreign currency losses (gains)	—	2	(2)	3
Adjusted EBITDA	$36	$47	$126	$169

Notes to above:

(1)	Charge (pre-tax) associated with a facility closure in our International segment.
(2)	Charges (pre-tax) recorded in SG&A.
(3)	Charges (pre-tax) for personnel expenses and professional fees related to the company's internal control remediation efforts.
(4)	Charges (pre-tax) associated with the pending DNOW–MRC Global merger.
(5)	Charges (pre-tax) associated with asset disposals in our International segment.

The company defines adjusted EBITDA as net income (loss) plus the loss from discontinued operations, net of tax, plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, restructuring, changes in the fair value of derivative instruments, asset impairments, including inventory, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, charges related to our internal control remediation, the Merger and non-capitalizable expenses related to the U.S. ERP system implementation and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income to

Adjusted Net Income (Loss) from Continuing Operations (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024

Net (loss) income	$(9)	$29	$(18)	$78
Loss from discontinued operations, net of tax	—	—	30	1
Net (loss) income from continuing operations	(9)	29	12	79
Facility closures, net of tax (1)	—	—	—	1
Asset disposal, net of tax (2)	—	—	(2)	1
Internal control remediation, net of tax (3)	—	—	2	—
ERP system implementation, net of tax	5	—	5	—
Non-recurring other legal and consulting costs, net of tax (4)	5	—	10	—
Activism response legal and consulting costs, net of tax	—	—	—	3
Increase (decrease) in LIFO reserve, net of tax	10	(5)	18	(3)
Adjusted Net Income from Continuing Operations	$11	$24	$45	$81

Notes to above:

(1)	Charge (after-tax) associated with a facility closure in our International segment.
(2)	Charges (after-tax) associated with asset disposals in our International segment.
(3)	Charges (after-tax) for personnel expenses and professional fees related to the Company's internal control remediation efforts.
(4)	Charges (after-tax) associated with the pending DNOW–MRC Global merger.

The company defines adjusted net income from continuing operations (a non-GAAP measure) as net (loss) income plus the loss from discontinued operations, net of tax, plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income from continuing operations because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. The company believes that net (loss) income is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly compared to adjusted net income from continuing operations.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2025		September 30, 2025
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(9)	$(0.11)	$(18)	$(0.21)
Loss from discontinued operations, net of tax	—	—	30	0.35
Asset disposal, net of tax (1)	—	—	(2)	(0.02)
Internal control remediation, net of tax (2)	—	—	2	0.02
ERP system implementation, net of tax	5	0.06	5	0.06
Non-recurring other legal and consulting costs, net of tax (3)	5	0.06	10	0.12
Increase in LIFO reserve, net of tax	10	0.12	18	0.21
Adjusted Net Income Attributable to Common Stockholders	$11	$0.13	$45	$0.53

Notes to above:

(1)	Charges (after-tax) for an asset disposal in our International segment.
(2)	Charges (after-tax) for personnel expenses and professional fees related to the Company's internal control remediation efforts.
(3)	Charges (after-tax) associated with the pending DNOW-MRC Global merger.

	Three Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2024
	Amount	Per Share	Amount	Per Share*

Net income attributable to common stockholders	$23	$0.27	$60	$0.70
Loss from discontinued operations, net of tax	—	—	1	0.01
Asset disposal, net of tax (1)	—	—	1	0.01
Facility closures, net of tax (2)	—	—	1	0.01
Activism response legal and consulting costs, net of tax	—	—	3	0.03
Decrease in LIFO reserve, net of tax	(6)	(0.07)	(4)	(0.05)
Adjusted Net Income Attributable to Common Stockholders	$17	$0.20	$62	$0.72

Notes to above:

* Does not foot due to rounding

(1)	Charge (after-tax) for an asset disposal in our International segment.
(2)	Charge (after-tax) associated with a facility closure in our International segment.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income (loss) attributable to common stockholders, plus the loss from discontinued operations, net of tax, plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the company's blended statutory rate. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves, and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring, internal control remediation expenses, as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon which costing method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Net Debt Leverage Ratio Calculation

(in millions)

September 30, 2025

Long-term debt	$472
Plus: current portion of debt obligations	4
Total debt	476
Less: cash	59
Net Debt	$417

Net Debt	$417
Trailing twelve months adjusted EBITDA	$157
Net debt leverage ratio	2.7

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines its net debt leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the net debt leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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